------                                                                                                   --------------------------
FORM 4                                                                                                         OMB APPROVAL
------                                                                                                   --------------------------
[ ] Check this box if no                                                                                 OMB Number:      3235-0287
    longer subject to                 UNITED STATES SECURITIES AND EXCHANGE COMMISSION                   Expires: January 31, 2005
    Section 16. Form 4                           Washington, D.C. 20549                                  Estimated average burden
    or Form 5 obligations                                                                                hours per response.....0.5
    may continue. See                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Instruction 1(b).
                                      Filed pursuant to Section 16(a) of the Securities
                                          Exchange Act of 1934, Section 17(a) of the
                                          Public Utility Holding Company Act of 1935
                                           or Section 30(h) of the Investment Company
                                                        Act of 1940

(Print or Type Responses)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|                                            |                                              |             to Issuer                |
|    Fairfax Financial Holdings Limited      |    Odyssey Re Holdings Corp., ORH            |        (Check all applicable)        |
|                                            |                                              |  [X] Director     [X] 10% Owner      |
|                                            |                                              |  [X] Officer      [ ] Other (specify |
|--------------------------------------------|----------------------------------------------|      (give title             below)  |
| (Last)          (First)          (Middle)  | 3. I.R.S. Identification| 4. Statement for   |       below)                         |
|                                            |    Number of Reporting  |    Month/Day/Year  |                                      |
|                                            |    Person, if an Entity |                    |  Chairman of the Board of Directors  |
|                                            |    (Voluntary)          |     12/31/02       |  ----------------------------------  |
|  95 Wellington Street West, Suite 800      |                         |                    |                                      |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check Applicable Line)            |
| Toronto, Ontario, Canada M5J 2N7           |                         |    (Month/Day/     |   [ ] Form filed by One              |
|                                            |                         |    Year)           |       Reporting Person               |
|--------------------------------------------|                         |                    |   [X] Form filed by More than        |
| (City)           (State)           (Zip)   |                         |                    |       One Reporting Person           |
|                                            |                         |                    |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Trans-|2A.      |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   action|Deemed   |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   Date  |Execution|   (Instr. 8) |   (Instr. 3, 4 and 5)     |    cially Owned    |   Form:     |   direct |
|                     |         |Date, if |              |                           |    Following       |   Direct    |   Benefi-|
|                     |(Month/  |any)     |              |                           |    Transaction(s)  |   (D) or    |   cial   |
|                     |Day/     |         |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |Year)    |(Month/  | Code  |  V   |    Amount  |  (A)  | Price|                    |   (I)       |   ship   |
|                     |         |Day/     |       |      |            |  or   |      |                    |   (Instr. 4)|   (Instr.|
|                     |         |Year)    |       |      |            |  (D)  |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock,        |12/31/02 |         |  P    |      |   64,400   |  A    |$17.45|      64,400        |    I        | Held by  |
|$.01 par value       |         |         |       |      |            |       |      |                    |             | FairFax  |
|                     |         |         |       |      |            |       |      |                    |             | Inc.     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock,        |         |         |       |      |            |       |      |  41,822,000        |    I        | Held by  |
|$.01 par value       |         |         |       |      |            |       |      |                    |             | TIG      |
|                     |         |         |       |      |            |       |      |                    |             | Insurance|
|                     |         |         |       |      |            |       |      |                    |             | Company  |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock,        |         |         |       |      |            |       |      |   6,178,000        |    I        | Held by  |
|$.01 par value       |         |         |       |      |            |       |      |                    |             | ORH      |
|                     |         |         |       |      |            |       |      |                    |             | Holdings |
|                     |         |         |       |      |            |       |      |                    |             | Inc.     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                         Page 1 of 4




FORM 4 (continued)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of   |  2. Conver-  |3. Trans- |3A.     |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Derivative |     sion or  |   action |Deemed  |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   Security   |     Exercise |   Date   |Execu-  |   Code   |   Securities   |    Expiration   |   Securities       |   Deriva-   |
|   (Instr. 3) |     Price of |   (Month/|tion    |   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   tive      |
|              |     Deriva-  |   Day/   |Date, if|   8)     |   or Disposed  |    (Month/Day/  |                    |   Security  |
|              |     tive     |   Year)  |any     |          |   of (D)       |    Year)        |                    |  (Instr. 5) |
|              |     Security |          |(Month/ |          |   (Instr. 3,   |                 |                    |             |
|              |              |          |Day/    |          |   4 and 5)     |-----------------|--------------------|             |
|              |              |          |Year)   |          |                | Date   |Expira- |        |  Amount or|             |
|              |              |          |        |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|              |              |          |        | Code| V  | (A) |    (D)   | cisable|Date    |        |  Shares   |             |
|--------------|--------------|----------|--------|-----|----|-----|----------|--------|--------|--------|-----------|-------------|
|              |              |          |        |     |    |     |          |        |        |        |           |             |
|--------------|--------------|----------|--------|-----|----|-----|----------|--------|--------|--------|-----------|-------------|
|              |              |          |        |     |    |     |          |        |        |        |           |             |
|--------------|--------------|----------|--------|-----|----|-----|----------|--------|--------|--------|-----------|-------------|
|              |              |          |        |     |    |     |          |        |        |        |           |             |
|--------------|--------------|----------|--------|-----|----|-----|----------|--------|--------|--------|-----------|-------------|
|              |              |          |        |     |    |     |          |        |        |        |           |             |
|--------------|--------------|----------|--------|-----|----|-----|----------|--------|--------|--------|-----------|-------------|
|              |              |          |        |     |    |     |          |        |        |        |           |             |
|--------------|--------------|----------|--------|-----|----|-----|----------|--------|--------|--------|-----------|-------------|
|              |              |          |        |     |    |     |          |        |        |        |           |             |
|--------------|--------------|----------|--------|-----|----|-----|----------|--------|--------|--------|-----------|-------------|
|              |              |          |        |     |    |     |          |        |        |        |           |             |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Securities:          |       Ownership      |
|       Owned Follow- |          Direct (D)           |       (Instr. 4)     |
|       ing Reported  |          or Indirect (I)      |                      |
|       Transaction(s)|          (Instr. 4)           |                      |
|       (Instr. 4)    |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------

EXPLANATION OF RESPONSES:

                                                                              Fairfax Financial Holdings Limited
**  Intentional misstatements or omissions of facts constitute Federal          By: /s/ Bradley P. Martin          December 31, 2002
    Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ----------------------------------   ----------------
                                                                              Name: Bradley P. Martin                   Date
                                                                              Title: Vice President

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

                                                                                                                         Page 2 of 4

   SIGNATURE PAGE AND JOINT FILER INFORMATION FOR ADDITIONAL REPORTING PERSONS

              DESIGNATED FILER: FAIRFAX FINANCIAL HOLDINGS LIMITED

    RELATIONSHIP TO ISSUER OF EACH REPORTING PERSON: 10% HOLDER (IN ADDITION,
                  V. PREM WATSA IS A DIRECTOR AND CHAIRMAN OF
                     THE BOARD OF DIRECTORS OF THE ISSUER)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                        DATE OF EVENT
                                                                                         REQUIRING           SIGNATURE OF
    REPORTING PERSON               ADDRESS                   ISSUER (SYMBOL)             STATEMENT         REPORTING PERSON
------------------------------------------------------------------------------------------------------------------------------------
V. PREM WATSA                95 Wellington Street West      ODYSSEY RE HOLDINGS CORP.
                             Suite 800, Toronto             (ORH)
                             Ontario, Canada                                                                 /s/ V. Prem Watsa
                             M5J 2N7                                                                         V. Prem Watsa
------------------------------------------------------------------------------------------------------------------------------------
THE SIXTY TWO INVESTMENT     1600 Cathedral Place           ODYSSEY RE HOLDINGS CORP.
COMPANY LIMITED              925 West Georgia St.           (ORH)                                     BY:    /s/ V. Prem Watsa
                             Vancouver, British Columbia,                                             NAME:  V. Prem Watsa
                             Canada V6C 3L3                                                           TITLE: President
------------------------------------------------------------------------------------------------------------------------------------
810679 Ontario Limited       95 Wellington Street West      ODYSSEY RE HOLDINGS CORP.
                             Suite 800, Toronto             (ORH)                                     BY:    /s/ V. Prem Watsa
                             Ontario, Canada                                                          NAME:  V. Prem Watsa
                             M5J 2N7                                                                  TITLE: President
------------------------------------------------------------------------------------------------------------------------------------
FFHL Group Ltd.              95 Wellington Street West      ODYSSEY RE HOLDINGS CORP.
                             Suite 800, Toronto             (ORH)                                     BY:    /s/ Eric P. Salsberg
                             Ontario, Canada                                                          NAME:  Eric P. Salsberg
                             M5J 2N7                                                                  TITLE: Vice President
------------------------------------------------------------------------------------------------------------------------------------
FAIRFAX INC.                 305 Madison Avenue,            ODYSSEY RE HOLDINGS CORP.
                             Morristown, New Jersey         (ORH)                                     BY:    /s/ Eric P. Salsberg
                             07962                                                                    NAME:  Eric P. Salsberg
                                                                                                      TITLE: Chairman
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         Page 3 of 4

   SIGNATURE PAGE AND JOINT FILER INFORMATION FOR ADDITIONAL REPORTING PERSONS

              DESIGNATED FILER: FAIRFAX FINANCIAL HOLDINGS LIMITED

           RELATIONSHIP TO ISSUER OF EACH REPORTING PERSON: 10% HOLDER


------------------------------------------------------------------------------------------------------------------------------------
                                                                                        DATE OF EVENT
                                                                                         REQUIRING           SIGNATURE OF
    REPORTING PERSON               ADDRESS                   ISSUER (SYMBOL)             STATEMENT         REPORTING PERSON
------------------------------------------------------------------------------------------------------------------------------------
ORH HOLDINGS INC.            300 First Stamford Place       ODYSSEY RE HOLDINGS CORP.
                             Stamford, Connecticut 06902    (ORH)
                                                                                                     BY:      /s/ Eric P. Salsberg
                                                                                                     NAME:    Eric P. Salsberg
                                                                                                     TITLE:   Vice President
------------------------------------------------------------------------------------------------------------------------------------
TIG HOLDINGS, INC.           5205 North O'Connor Blvd.      ODYSSEY RE HOLDINGS CORP.
                             Irving, Texas 75039            (ORH)                                    BY:      /s/ Eric P. Salsberg
                                                                                                     NAME:    Eric P. Salsberg
                                                                                                     TITLE:   Vice President
------------------------------------------------------------------------------------------------------------------------------------
TIG INSURANCE GROUP          5205 North O'Connor Blvd.      ODYSSEY RE HOLDINGS CORP.
                             Irving, Texas 75039            (ORH)                                    BY:      /s/ William H. Huff
                                                                                                     NAME:    William H. Huff
                                                                                                     TITLE:   Vice President
------------------------------------------------------------------------------------------------------------------------------------
TIG INSURANCE COMPANY        5205 North O'Connor Blvd.      ODYSSEY RE HOLDINGS CORP.
                             Irving, Texas 75039            (ORH)                                    BY:      /s/ William H. Huff
                                                                                                     NAME:    William H. Huff
                                                                                                     TITLE:   Vice President
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         Page 4 of 4
